Exhibit 99.2

PROMISSORY NOTE

FOR VALUE RECEIVED the undersigned, jointly and severally, promise to pay to David Mladen, or order, the principal sum of $2,297,260 (two million, two hundred and ninety-seven thousand, and two hundred and sixty DOLLARS), with interest from November 4, 2005, at the rate of 7% (seven percent)  per annum on the unpaid balance until paid or until default, both principal and interest payable in lawful money of the United States of America, at 270 Laurel Street, Hartford, CT 06105 or at such place as the legal holder hereof may designate in writing.  It is understood and agreed that additional amounts may be advanced by the holder hereof as provided in the instruments, if any, securing this Note and such advances will be added to the principal of this Note and will accrue interest at the above specified rate of interest from the date of advance until paid.

If not sooner paid, the entire remaining indebtedness shall be due and payable on November 4, 2010.

If paid in installments, each such installment shall, unless otherwise provided, be applied first to payment of interest then accrued and due on the unpaid principal balance, with the remainder applied to the unpaid principal.

Unless otherwise provided, this Note may be prepaid in full or in part at any time without penalty or premium.  Partial prepayments shall be applied to installments due in reverse order of their maturity.

In the event of (a) default in payment of any installment of principal or interest hereof as the same becomes due and such default is not cured within ten (10) days from the due date, or (b) default under the terms of any instrument securing this Note, and such default is not cured within fifteen (15) days after written notice to maker, then in either such event the holder may, without further notice, declare the remainder of the principal sum, together with all interest accrued thereon, and the prepayment premium, if any, at once due and payable.  Failure to exercise this option shall not constitute a waiver of the right to exercise the same at any other time.  The unpaid principal of this Note and any part thereof, accrued interest and all other sums due under this Note shall bear interest at the rate of 14% (fourteen percent) per annum after default until paid.

All parties to this Note, including maker and any sureties, endorsers, or guarantors, hereby waive protest, presentment, notice of dishonor, and notice of acceleration of maturity and agree to continue to remain bound for the payment of principal, interest, and all other sums due under this Note, notwithstanding any change or changes by way of release, surrender, exchange, modification or substitution of any security for this Note or by way of any extension or extensions of time for the payment of principal and interest; and all such parties waive all and every kind of notice of such change or changes and agree that the same may be made without notice or consent of any of them.

Upon default, the holder of this Note may employ an attorney to enforce the holder's rights and remedies and the maker, principal, surety, guarantor and endorsers of this Note hereby agree to pay to the holder reasonable attorneys fees not exceeding a sum equal to 5% (five percent) of the outstanding balance owing on said Note, plus all other reasonable expenses incurred by the holder in exercising any of the holder's right and remedies upon default.  The rights and remedies of the holder as provided in this Note and any instrument securing this Note shall be cumulative and may be pursued singly, successively, or together against any funds, property or security held by the holder for payment or security, in the sole discretion of the holder.  The failure to exercise any such right or remedy shall not be a waiver or release of such rights or remedies or the right to exercise any of them at another time.

This Note is to be governed and construed in accordance with the laws of the State of Connecticut.

IN TESTIMONY WHEREOF, each corporate maker has caused this instrument to be executed in its corporate name by its President, and its corporate seal to be hereto affixed, all by order of its Board of Directors first duly given, the day and year first above written.

Eternal Enterprise, Inc. (CORPORATE SEAL)

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David Mladen, President

Promissory Note Assumption

On November 4, 2005 (the "Loan Date"), the Pre-Acquisition Eternal Stockholders of Eternal Enterprise, Inc., which were comprised of David Mladen, the Company's majority shareholder and the then sole officer and director, and Mr. Mladen's son, daughter-in-law, daughter, and son-in-law, exchanged, in the aggregate, 100% of the issued and outstanding shares of common stock of Eternal, for (i) limited partnership interests representing 20% of the total partnership interests in each of the Limited Partnerships, and (ii) unsecured promissory notes payable to the Pre-Acquisition Eternal Stockholders in the aggregate principal amount of $2,610,006 (the "LP Notes"), pursuant to Contribution Agreements between the Pre-Acquisition Eternal Stockholders and the Limited Partnerships. In consideration for the Excellency Investment Realty Trust, Inc.’s (EIRT) ownership of 80% of the total partnership interests of each of the Limited Partnerships, EIRT hereby agrees to assume the LP Notes as follows:

David Mladen	11/4/2005	7%	$2,297,260
Dija Mladen	11/4/2005	7%	26,101
Fidele Adducci	11/4/2005	7%	26,101
Glorica Mladen	11/4/2005	7%	130,522
Gloran Mladen	11/4/2005	7%	130,522

			$2,610,506

IN TESTIMONY WHEREOF, each corporate maker has caused this instrument to be executed in its corporate name by its President, and its corporate seal to be hereto affixed, all by order of its Board of Directors first duly given, the day and year first above written.

Excellency Investment Realty Trust, Inc. (CORPORATE SEAL)

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David Mladen, President/CEO